SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of the 18th day of February, 2008 (the “Agreement”), is made by and among Genesis Holdings, Inc., a Nevada corporation (the “Company”); Genesis Land, Inc., a Nevada corporation (“Genesis Land”); and the Bankston Third Family Limited Partnership, a Texas limited partnership (the “Shareholder”). The Company, Genesis Land and the Shareholder are collectively referred to herein as the “Parties”.

WITNESSETH:

WHEREAS, the Shareholder owns 19,000,000 shares of common stock of the Company.

WHEREAS, the Company desires to acquire from Shareholder and cancel, and Shareholder desires to return to the Company, 16,780,226 of Shareholder’s shares of common stock of the Company (the “Company Shares”) in exchange for the later transfer by the Company of all of the issued and outstanding shares of the capital stock of Genesis Land (the “Genesis Land Shares”) to the Shareholder on the terms and conditions set forth herein (the “Exchange”).

WHEREAS, after giving effect to the cancellation of the Company Shares, there would be approximately 5,000,000 shares of Company Common Stock issued and outstanding.

WHEREAS, the Parties intend, by executing this Agreement, to implement a tax-deferred exchange of property governed by Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the Company has entered into a Share Exchange Agreement with Bioauthorize, Inc., a Colorado corporation ("Bioauthorize") and certain Bioauthorize shareholders of even date herewith (the "Bioauthorize Share Exchange Agreement"), and it is a condition to the closing of the Bioauthorize Share Exchange Agreement that the Parties enter into this Agreement.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
THE EXCHANGE

1.1 The Exchange. Subject to the terms and conditions of this Agreement:

(a) concurrent with execution of this Agreement, the Shareholder agrees to deliver to the Company a duly endorsed stock power apart from certificate representing the Company Shares for cancellation by the Company, and

(b) on the Closing Date (as hereinafter defined), the Company agrees to deliver to the Shareholder duly endorsed certificates representing the Genesis Land Shares.

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Keller Rohrback PLC on or before March 17, 2008 but in no event prior to the closing of the Bioauthorize Share Exchange Agreement (the “Closing Date”), or at such place and time as mutually agreed upon by the Parties hereto. If the Closing does not occur by the Closing Date, the Shareholder at its sole option shall have the right to demand the return of the Company Shares, which the Company agrees to complete as soon as reasonably practicable following receipt of such demand.

1.3 Tax Consequences. It is intended by the Parties hereto that for United States income tax purposes, the return of the Company Shares by the Shareholder to the Company in exchange for Genesis Land Shares constitutes a tax-deferred exchange within the meaning of Section 351 of the Code.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Shareholder that now and as of the Closing:

2.1 Due Organization and Qualification; Due Authorization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

(b) The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity other than Genesis Land and Bioauthorize, which are or will be the Company’s wholly-owned subsidiaries prior to the Closing.

(c) The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.2 No Conflicts or Defaults. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Articles of Incorporation or Bylaws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

2.3 Capitalization. The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 25,000,000 shares of Company Common Stock, $0.001 par value. As of the date hereof and prior to the return of the Company Shares for cancellation, there are 21,780,226 shares of Company Common Stock issued and outstanding. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of shareholders. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, other than the Bioauthorize Share Exchange Agreement and this Agreement, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

2.4 Financial Statements. The Company has provided the Shareholder copies of the (i) the consolidated balance sheet of the Company at December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005, including the notes thereto, as audited by Weaver & Martin, LLC, independent registered public accounting firm, and (ii) the unaudited condensed consolidated balance sheet of the Company at September 30, 2007, and the related unaudited condensed consolidated statements of income, comprehensive income and cash flows for the three month and nine month periods then ended (the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented. The Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated. The books of account and other financial records of the Company have been maintained in accordance with good business practices.

2.5 No Undisclosed Assets or Liabilities. Except as set forth on the Financial Statements, the Company does not have any (a) material assets of any kind or (b) material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

2.6 Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company. The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GENESIS LAND

Genesis Land and the Company jointly and severally represent and warrant to the Shareholder that now and as of the Closing:

3.1 Due Organization and Qualification; Subsidiaries, Due Authorization.

(a) Genesis Land is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Genesis Land is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of Genesis Land.

(b) Genesis Land does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity. There is no contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Genesis Land to issue, sell, redeem or repurchase any of its securities, other than this Agreement, and there is no outstanding security of any kind convertible into or exchangeable for securities of Genesis Land.

(c) Genesis Land has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. Genesis Land has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Genesis Land, enforceable against Genesis Land in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.2 No Conflicts or Defaults. The execution and delivery of this Agreement by Genesis Land and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Articles of Incorporation and Bylaws of Genesis Land, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Genesis Land is a party or by which Genesis Land or any of its assets are bound, or any judgment, order or decree, or any law, rule or regulation to which its assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of Genesis Land, (iii) terminate or give any parry the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which Genesis Land is a party or by which Genesis Land or any of its assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which Genesis Land is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

3.3 Capitalization. The authorized capital stock of Genesis Land consists of 1,000,000 shares of common stock, $0.001 par value, of which, as of the date hereof, there were 10 shares issued and outstanding. All of the outstanding shares of Genesis Land are duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to Genesis Land Shares, will not be transferred in violation of any rights of third parties. The Genesis Land Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Genesis Land to issue, sell, redeem or repurchase any of its securities, other than this Agreement, and there is no outstanding security of any kind convertible into or exchangeable for common shares of Genesis Land.

3.4 Litigation.

(a) There is no claim, dispute, action, suit, proceeding or investigation pending or threatened, against or affecting Genesis Land or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12-month period preceding the date hereof;

(b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting Genesis Land; and

(c) Genesis Land has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

ARTICLE IV
REPRESENTATION AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to the Company that now and, solely with respect to Sections 4.2 through 4.6 below, as of the Closing:

4.1 Title to Shares. The Shareholder is the legal and beneficial owner of the Company Shares to be transferred to the Company, and upon consummation of the Exchange contemplated herein, the Company will acquire from the Shareholder good and marketable title to the Company Shares, free and clear of all liens.

4.2 Due Authorization. The Shareholder has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3 Purchase for Investment.

(a) The Shareholder is acquiring the Genesis Land Shares for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and it has no present intention of selling, granting any participation in, or otherwise distributing the same. The Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Genesis Land Shares.

(b) The Shareholder understands that the Genesis Land Shares are not registered under the Securities Exchange Act of 1933, as amended (the “Act”) on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the Shareholder’s representations set forth herein.

(c) The Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Act.

4.4 Investment Experience. The Shareholder acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Genesis Land Shares.

4.5 Information. The Shareholder has carefully reviewed such information as such it deemed necessary to evaluate an investment in the Genesis Land Shares. To the full satisfaction of the Shareholder, it has been furnished all materials that it has requested relating to Genesis Land and the issuance of the Genesis Land Shares hereunder, and the Shareholder has been afforded the opportunity to ask questions of representatives of Genesis Land to obtain any information necessary to verify the accuracy of any representations or information made or given to it. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company and Genesis Land set forth in this Agreement, on which the Shareholder has relied in making an exchange of the Company Shares for the Genesis Land Shares.

4.6 Restricted Securities. The Shareholder understands that the Genesis Land Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Genesis Land Shares or any available exemption from registration under the Act, the Genesis Land Shares must be held indefinitely.

ARTICLE V
COVENANTS

5.1 Further Assurances.  Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

ARTICLE VI
DELIVERIES

Items to be delivered to the Shareholder prior to or at Closing by Genesis Land:

(a) Articles of Incorporation and amendments thereto, Bylaws and amendments thereto, and certificate of good standing of Genesis Land in Nevada;

(b) all applicable schedules hereto, if any;

(c) all minutes and resolutions of Genesis Land board of director and shareholder meetings in the possession of Genesis Land;

(d) all financial statements and all tax returns of Genesis Land in the possession of Genesis Land;

(e)  resolution from Genesis Land’s Board of Directors, and if applicable, shareholder resolutions approving this transaction and authorizing the transfer of the Genesis Land Shares to the Shareholder;

(f) letters of resignation from Genesis Land’s current officers and directors, other than Larry Don Bankston, to be effective upon Closing;

(g) share certificate(s) and duly executed stock power(s) from the Company transferring the Genesis Land Shares to the Shareholder; and

(h) any other document reasonably requested by the Shareholder that it deems necessary for the consummation of this transaction.

Items to be delivered to the Company prior to or at Closing by the Shareholder:

(a) all applicable schedules hereto, if any;

(b) duly executed stock power(s) apart from certificate from the Shareholder transferring the Company Shares to the Company for cancellation;

(c) resolutions from the partner(s) of the Shareholder approving the transactions contemplated hereby; and

(d) any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions Precedent to Closing. The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a) that each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement; and

(b) that the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

7.2 Condition to Obligations of Shareholder. The obligations of Shareholder shall be subject to fulfillment prior to or at the Closing, of the following condition:

(a) the Company shall have received all of the regulatory, shareholder and other consents, permits, approvals and authorizations, if any, necessary to consummate the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of the Company. The obligations of the Company shall be subject to fulfillment at or prior to or at the Closing, of each of the following conditions:

(a) Genesis Land and the Shareholder shall have received all of the regulatory, shareholder, partner and other consents, permits, approvals and authorizations, if any, necessary to consummate the transactions contemplated by this Agreement;

(b) the Shareholder shall have delivered to the Company the share certificate(s) and duly executed stock power(s) from the Shareholder transferring the Company Shares to the Company for cancellation; and

(c) the Company shall have closed the transaction contemplated by the Bioauthorize Share Exchange Agreement.

ARTICLE XIII
TERMINATION

8.1 Termination. This Agreement may be terminated at any time before or, at Closing, by:

(a) the mutual agreement of the Parties;

(b) any party if-

(i) any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished; or

(ii) any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreements.

8.2 Post-Termination Obligations. Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each party shall bear all costs and expenses as each party has incurred, and the Company Shares shall immediately be returned by the Company to the Shareholder.

ARTICLE IX
MISCELLANEOUS

9.1 Survival of Representations, Warranties and Agreements. Each of the Parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein. Except as specifically set forth in this Agreement, representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall not survive the Closing Date, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing Date.

9.2 Access to Books and Records. During the course of this transaction and through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other party for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement, any information or documentation obtained in connection with any such investigation.

9.3 Further Assurances. If, at any time after the Closing, the Parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the Exchange in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the Parties hereto, the Parties agree that their proper officers, directors and partners shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers, directors and partners of the Parties are fully authorized to take any and all such action.

9.4 Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

If to the Shareholder and Genesis Land:

Genesis Land, Inc.
P.O. Box 641
Mansfield, Texas 76063
Attn: Don Bankston
Fax: (817) 478-9890

If to the Company:
Genesis Holdings, Inc.
15849 N. 71st St.
Scottsdale, AZ 85254
Attn: Yada Schneider

With a copy to:

Keller Rohrback, PLC
3101 North Central Avenue, Suite 1400
Phoenix, Arizona 85012
Attn: Stephen Boatwright, Esq.
Fax: (602) 248-2822

9.5 Entire Agreement. This Agreement, any disclosure schedules and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the Parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the Parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

9.6 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the Parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

9.7 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

9.8 MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR LEGAL PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, AND ANY LAWSUIT OR LEGAL PROCEEDING RELATING TO OR ARISING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. Any disclosure schedules are hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

9.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

9.12 Tax Treatment. The Parties agree that the Exchange is intended to qualify under Section 351(a) of the Code, and the Parties hereto agree to report such transaction consistent with such qualification. In such case, the Parties agree that they will take all reasonable measures to defend the position that such transaction qualifies under Section 351(a) of the Code in any audit, examination, litigation or other proceeding relating to taxes.

9.13 Closing. This Agreement will take effect as a binding agreement among the Shareholder, Genesis Land and the Company as of the date hereof on the terms and conditions set forth herein, and Shareholder and the Company each acknowledge and agree that this Agreement creates a binding commitment to consummate the Exchange, and that the Company has entered into the Bioauthorize Share Exchange Agreement in reliance of such binding commitment. Notwithstanding the foregoing, the provisions of this Agreement shall terminate and be of no further force and effect in the event that the transactions contemplated in the Bioauthorize Share Exchange Agreement are not consummated, provided that, upon such termination, the Company Shares shall immediately be returned to the Shareholder.

9.14 Separate Counsel. The Parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them. The Parties particularly stipulate and agree that Keller Rohrback, PLC has exclusively represented the Company and Genesis Land and not the Shareholder, who had the right to obtain his own counsel and either did so or waived his rights accordingly.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first set forth above.

GENESIS HOLDINGS, INC.

By:	/s/ Jason Pratte
Name: Jason Pratte
Title: President & CEO

GENESIS LAND, INC.

By:	/s/ Jason Pratte
Name: Jason Pratte
Title: President

BANKSTON THIRD FAMILY PARTNERSHIP

By:	/s/ Larry Don Bankston
Name: Larry Don Bankston
Title: Partner